Exhibit 99.2
CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This annual report on Form 10-K/A contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. Forward-looking statements may differ from actual future results due to, but not limited to, and our future results may be materially affected by, any of the following possibilities:

•	Changes in the number of our revenue generating units, which consists of access lines plus high-speed internet subscribers;

•	The effects of competition from wireless, other wireline carriers (through voice over internet protocol (VOIP) or otherwise), high speed cable modems and cable telephony;

•	The effects of general and local economic and employment conditions on our revenues;

•	Our ability to effectively manage our operations, costs, capital spending, regulatory compliance and service quality;

•	Our ability to successfully introduce new product offerings including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers;

•	Our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, access services and subsidies;

•
Our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to assess its internal control systems and disclose whether the internal control systems are effective, and the identification of any material weaknesses in our internal control over financial reporting;

•	Changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators;

•
The effects of changes in regulation in the communications industry as a result of federal and state legislation and regulation, including potential changes in access charges and subsidy payments, and regulatory network upgrade and reliability requirements;

•
Our ability to comply with federal and state regulation (including state rate of return limitations on our earnings) and our ability to successfully renegotiate state regulatory plans as they expire or come up for renewal from time to time;

•	Our ability to manage our operating expenses, capital expenditures, pay dividends and reduce or refinance our debt;

•	Adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, and/or increase the cost of financing;

•	The effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis;

•	The effects of bankruptcies in the telecommunications industry which could result in more price competition and potential bad debts;

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

•
The effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks;

•	The effects of increased medical, retiree and pension expenses and related funding requirements;

•	Changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments;

•	The effect of changes in the communications market, including significantly increased price and service competition;

•	The effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company;

•	Our ability to successfully renegotiate expiring union contracts covering approximately 1,400 employees that are scheduled to expire during 2006;

•
Our ability to pay a $1.00 per common share dividend annually may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes (which will increase in the future) and our liquidity;

•	The effects of any future liabilities or compliance costs in connection with worker health and safety matters;

•	The effects of any unfavorable outcome with respect to any of our current or future legal, governmental, or regulatory proceedings, audits or disputes; and

•	The effects of more general factors, including changes in economic, business and industry conditions.

Any of the foregoing events, or other events, could cause financial information to vary from management’s forward-looking statements included in this report. You should consider these important factors, as well as the risks set forth under Item 1A. “Risk Factors” above, in evaluating any statement in this Form 10-K/A or otherwise made by us or on our behalf. The following information is unaudited and should be read in conjunction with the consolidated financial statements and related notes included in this report. We have no obligation to update or revise these forward-looking statements.

Overview

We are a communications company providing services to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. We offer our ILEC services under the “Frontier” name. In addition, we provide competitive local exchange carrier, or CLEC, services to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, LLC, or ELI, our wholly-owned subsidiary. In February 2006, we entered into a definitive agreement to sell ELI.  This transaction closed on July 31, 2006.

We have recast the financial statements to report ELI as a discontinued operation and to reflect the consolidation of Mohave Cellular Limited Partnership in accordance with EITF No. 04-5.

Competition in the telecommunications industry is intense and increasing. We experience competition from many telecommunications service providers including cable operators, wireless carriers, voice over internet protocol (VOIP) providers, long distance providers, competitive local exchange carriers, internet providers and other wireline carriers. We believe that competition will continue to intensify in 2006 across all products and in all of our markets. Our Frontier business experienced erosion in access lines and switched access minutes in 2005 as a result of competition. Competition in our markets may result in reduced revenues in 2006.

The communications industry is undergoing significant changes. The market is extremely competitive, resulting in lower prices. These trends are likely to continue and result in a challenging revenue environment. These factors could also result in more bankruptcies in the sector and therefore affect our ability to collect money owed to us by carriers.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Revenues from data and internet services such as high-speed internet continue to increase as a percentage of our total revenues and revenues from services such as local line and access charges and subsidies are decreasing as a percentage of our revenues. These factors, along with increasing operating costs, could cause our profitability and our cash generated by operations to decrease.

(a) Liquidity and Capital Resources

For the year ended December 31, 2005, we used cash flows from continuing operations, the proceeds from the sale of non-strategic assets, stock option exercises and cash and cash equivalents to fund capital expenditures, dividends, interest payments, debt repayments and stock repurchases. As of December 31, 2005, we had cash and cash equivalents aggregating $268.9 million.

For the year ended December 31, 2005, our capital expenditures were $259.4 million. We continue to closely scrutinize all of our capital projects, emphasize return on investment and focus our capital expenditures on areas and services that have the greatest opportunities with respect to revenue growth and cost reduction. We anticipate capital expenditures of approximately $270.0 - $280.0 million for 2006.

Increasing competition and improving the capabilities or reducing the maintenance costs of our plant may cause our capital expenditures to increase in the future. Our capital expenditures planned for new services such as wireless and VOIP in 2006 are not material. However, based on the success of our planned roll-out of these products in late 2006, our capital expenditures for these products may increase in the future.

As of December 31, 2005, we have available lines of credit with financial institutions in the aggregate amount of $250.0 million. Associated facility fees vary, depending on our debt leverage ratio, and are 0.375% per annum as of December 31, 2005. The expiration date for the facility is October 29, 2009. During the term of the facility we may borrow, repay and reborrow funds. The credit facility is available for general corporate purposes but may not be used to fund dividend payments. We have never borrowed any money under the facility.

Our ongoing annual dividends of $1.00 per share under our current policy utilize a significant portion of our cash generated by operations and therefore limits our operating and financial flexibility. While we believe that the amount of our dividends will allow for adequate amounts of cash flow for other purposes, any reduction in cash generated by operations and any increases in capital expenditures, interest expense or cash taxes would reduce the amount of cash generated in excess of dividends. Losses of access lines, increases in competition, lower subsidy and access revenues and the other factors described above are expected to reduce our cash generated by operations and may require us to increase capital expenditures. The downgrades in our credit ratings in July 2004 to below investment grade may make it more difficult and expensive to refinance our maturing debt. We have in recent years paid relatively low amounts of cash taxes. We expect that over the next several years our cash taxes will increase substantially.

We believe our operating cash flows, existing cash balances, and credit facilities will be adequate to finance our working capital requirements, fund capital expenditures, make required debt payments through 2007, pay taxes, pay dividends to our shareholders in accordance with our dividend policy, and support our short-term and long-term operating strategies. We have approximately $227.7 million, $37.8 million and $700.9 million of debt maturing in 2006, 2007 and 2008, respectively.

Share Repurchase Programs
On May 25, 2005, our Board of Directors authorized us to repurchase up to $250.0 million of our common stock. This share repurchase program commenced on June 13, 2005. As of December 31, 2005, we completed the repurchase program and had repurchased a total of 18,775,156 common shares at an aggregate cost of $250.0 million. In February 2006, our Board of Directors authorized us to repurchase up to $300.0 million of our common stock in public or private transactions over the following twelve-month period. We may in the future purchase additional shares of our common stock.

Issuance of Common Stock
On August 17, 2004 we issued 32,073,633 shares of common stock, including 3,591,000 treasury shares, to our equity unit holders in settlement of the equity purchase contract component of the equity units. With respect to the $460.0 million senior note component of the equity units, we repurchased $300.0 million principal amount of these notes in July 2004. The remaining $160.0 million of the senior notes were repriced and a portion was remarketed on August 12, 2004 as our 6.75% notes due August 17, 2006.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Issuance of Debt Securities
On November 8, 2004, we issued an aggregate $700.0 million principal amount of 6.25% senior notes due January 15, 2013 through a registered underwritten public offering. Proceeds from the sale were used to redeem our outstanding $700.0 million of 8.50% Notes due 2006.

Debt Reduction and Debt Exchanges
For the year ended December 31, 2005, we retired an aggregate principal amount of $36.3 million of debt, including $30.0 million of 5% Company Obligated Mandatorily Redeemable Convertible Preferred Securities due 2036 (EPPICS) that were converted into our common stock. During the second quarter of 2005, we entered into two debt-for-debt exchanges of our debt securities. As a result, $50.0 million of our 7.625% notes due 2008 were exchanged for approximately $52.2 million of our 9.00% notes due 2031. The 9.00% notes are callable on the same general terms and conditions as the 7.625% notes exchanged. No cash was exchanged in these transactions, however a non-cash pre-tax loss of approximately $3.2 million was recognized in accordance with EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” which is included in other income (loss), net. In February 2006, our Board of Directors authorized us to repurchase up to $150.0 million of our outstanding debt securities over the following twelve-month period. These repurchases may require us to pay premiums, which would result in pre-tax losses to be recorded in other income (loss), net.

For the year ended December 31, 2004, we retired an aggregate $1,350.4 million of debt (including $148.0 million of EPPICS conversions), representing approximately 28% of total debt outstanding at December 31, 2003.

During August and September 2004, we repurchased an additional $108.2 million of our 6.75% notes which, in addition to the $300.0 million we purchased in July, resulted in a pre-tax charge of approximately $20.1 million during the third quarter of 2004, but resulted in an annual reduction in interest expense of about $27.6 million per year. See the discussion below concerning EPPICS conversions for further information regarding the issuance of common stock.

We may from time to time repurchase our debt in the open market, through tender offers or privately negotiated transactions. We may also exchange existing debt obligations for newly issued debt obligations.

Interest Rate Management
In order to manage our interest expense, we have entered into interest rate swap agreements. Under the terms of the agreements, which qualify for hedge accounting, we make semi-annual, floating rate interest payments based on six month LIBOR and receive a fixed rate on the notional amount. The underlying variable rate on these swaps is set in arrears.

The notional amounts of fixed-rate indebtedness hedged as of December 31, 2005 and December 31, 2004 were $500.0 million and $300.0 million, respectively. Such contracts require us to pay variable rates of interest (average pay rates of approximately 8.60% and 6.12% as of December 31, 2005 and 2004, respectively) and receive fixed rates of interest (average receive rates of 8.46% and 8.44% as of December 31, 2005 and 2004, respectively). All swaps are accounted for under SFAS No. 133 (as amended) as fair value hedges. For the years ended December 31, 2005 and 2004, the cash interest savings resulting from these interest rate swaps totaled approximately $2.5 million and $9.4 million, respectively.

During September 2005, we entered into a series of forward rate agreements that fixed the underlying variable rate component of some of our swaps at the market rate as of the date of execution for certain future rate-setting dates. At December 31, 2005, the rates obtained under these forward rate agreements were below market rates. Changes in the fair value of these forward rate agreements, which do not qualify for hedge accounting, are recorded in other income (loss), net. Gains of $1.3 million and $0.6 million, respectively, were recorded during the third and fourth quarters of 2005.

Sale of Non-Strategic Investments
In February 2006, we entered into a definitive agreement to sell all of the outstanding membership interests in ELI to Integra Telecom Holdings, Inc. (Integra) for $247.0 million, including $243.0 million in cash plus the assumption of approximately $4.0 million in capital lease obligations, subject to customary adjustments under the terms of the agreement. We anticipate the recognition of a pre-tax gain on the sale of ELI of approximately $130.0 million. The transaction closed on July 31, 2006.  ELI has been accounted for as a discontinued operation for all periods presented.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

On February 1, 2005, we sold shares of Prudential Financial, Inc. for approximately $1.1 million in cash, and we recognized a pre-tax gain of approximately $0.5 million that is included in other income (loss), net.

On March 15, 2005, we completed the sale of our conferencing business for approximately $43.6 million in cash. The pre-tax gain on the sale of CCUSA was $14.1 million.

In June 2005, we sold for cash our interests in certain key man life insurance policies on the lives of Leonard Tow, our former Chairman and Chief Executive Officer, and his wife, a former director. The cash surrender value of the policies purchased by Dr. Tow totaled approximately $24.2 million, and we recognized a pre-tax gain of approximately $457,000 that is included in other income (loss), net.

During 2005, we sold shares of Global Crossing Limited for approximately $1.1 million in cash, and we recognized a pre-tax gain for the same amount that is included in other income (loss), net.

Off-Balance Sheet Arrangements
We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationship with unconsolidated entities that would be expected to have a material current or future effect upon our financial statements.

Future Commitments
A summary of our future contractual obligations and commercial commitments as of December 31, 2005 is as follows:

Contractual Obligations:		Payment due by period
		Less than			More than
($ in thousands)	Total	1 year	1-3 years	3-5 years	5 years

Long-term debt obligations,
excluding interest (see Note 11) (1)	$4,201,730	$227,693	$738,709	$5,393	$3,229,935
Operating lease
obligations (see Note 25)	77,541	15,615	18,474	16,033	27,419
Purchase obligations (see Note 25)	73,004	28,896	27,697	11,296	5,115
Other long-term liabilities (2)	33,785	-	-	-	33,785

Total	$4,386,060	$272,204	$784,880	$32,722	$3,296,254

(1) Includes interest rate swaps ($8.7 million).
(2) Consists of our Equity Providing Preferred Income Convertible Securities (EPPICS) reflected on our balance sheet.

At December 31, 2005, we have outstanding performance letters of credit totaling $22.4 million.

Management Succession and Strategic Alternatives Expenses
On July 11, 2004, our Board of Directors announced that it completed its review of our financial and strategic alternatives. In 2004, we expensed $90.6 million of costs related to management succession and our exploration of financial and strategic alternatives. Included are $36.6 million of non-cash expenses for the acceleration of stock benefits, cash expenses of $19.2 million for advisory fees, $19.3 million for severance and retention arrangements and $15.5 million primarily for tax reimbursements.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

EPPICS
In 1996, our consolidated wholly-owned subsidiary, Citizens Utilities Trust (the Trust), issued, in an underwritten public offering, 4,025,000 shares of 5% Company Obligated Mandatorily Redeemable Convertible Preferred Securities due 2036 (Trust Convertible Preferred Securities or EPPICS), representing preferred undivided interests in the assets of the Trust, with a liquidation preference of $50 per security (for a total liquidation amount of $201.3 million). These securities have an adjusted conversion price of $11.46 per Citizens common share. The conversion price was reduced from $13.30 to $11.46 during the third quarter of 2004 as a result of our $2.00 per share special, non-recurring dividend paid on our common stock. The proceeds from the issuance of the Trust Convertible Preferred Securities and a Company capital contribution were used to purchase $207.5 million aggregate liquidation amount of 5% Partnership Convertible Preferred Securities due 2036 from another wholly owned consolidated subsidiary, Citizens Utilities Capital L.P. (the Partnership). The proceeds from the issuance of the Partnership Convertible Preferred Securities and a Company capital contribution were used to purchase from us $211.8 million aggregate principal amount of 5% Convertible Subordinated Debentures due 2036. The sole assets of the Trust are the Partnership Convertible Preferred Securities, and our Convertible Subordinated Debentures are substantially all the assets of the Partnership. Our obligations under the agreements related to the issuances of such securities, taken together, constitute a full and unconditional guarantee by us of the Trust’s obligations relating to the Trust Convertible Preferred Securities and the Partnership’s obligations relating to the Partnership Convertible Preferred Securities.

In accordance with the terms of the issuances, we paid the annual 5% interest in quarterly installments on the Convertible Subordinated Debentures in 2005, 2004 and 2003. Only cash was paid (net of investment returns) to the Partnership in payment of the interest on the Convertible Subordinated Debentures. The cash was then distributed by the Partnership to the Trust and then by the Trust to the holders of the EPPICS.

As of December 31, 2005, EPPICS representing a total principal amount of $178.0 million had been converted into 14,237,807 shares of our common stock, and a total of $23.3 million remains outstanding to third parties. Our long-term debt footnote indicates $33.8 million of EPPICS outstanding at December 31, 2005 of which $10.5 million is intercompany debt. Our accounting treatment of the EPPICS debt is in accordance with FIN 46R (see Notes 2 and 15).

We adopted the provisions of FASB Interpretation No. 46R (revised December 2003) (FIN 46R), “Consolidation of Variable Interest Entities,” effective January 1, 2004. Accordingly, the Trust holding the EPPICS and the related Citizens Utilities Capital L.P. are deconsolidated.

Covenants
The terms and conditions contained in our indentures and credit facility agreement include the timely payment of principal and interest when due, the maintenance of our corporate existence, keeping proper books and records in accordance with GAAP, restrictions on the allowance of liens on our assets and the provision of guarantees of debt by our subsidiaries, and restrictions on asset sales and transfers, mergers and other changes in corporate control. We currently have no restrictions on the payment of dividends either by contract, rule or regulation.

Our $200.0 million term loan facility with the Rural Telephone Finance Cooperative (RTFC) contains a maximum leverage ratio covenant. Under the leverage ratio covenant, we are required to maintain a ratio of (i) total indebtedness minus cash and cash equivalents in excess of $50.0 million to (ii) consolidated adjusted EBITDA (as defined in the agreements) over the last four quarters of no greater than 4.00 to 1.

Our $250.0 million credit facility contains a maximum leverage ratio covenant. Under the leverage ratio covenant, we are required to maintain a ratio of (i) total indebtedness minus cash and cash equivalents in excess of $50.0 million to (ii) consolidated adjusted EBITDA (as defined in the agreement) over the last four quarters of no greater than 4.50 to 1. Although the credit facility is unsecured, it will be equally and ratably secured by certain liens and equally and ratably guaranteed by certain of our subsidiaries if we issue debt that is secured or guaranteed. We are in compliance with all of our debt and credit facility covenants.

Divestitures
On August 24, 1999, our Board of Directors approved a plan of divestiture for our public utilities services businesses, which included gas, electric and water and wastewater businesses. We have sold all of these properties. All of the agreements relating to the sales provide that we will indemnify the buyer against certain liabilities (typically liabilities relating to events that occurred prior to sale), including environmental liabilities, for claims made by specified dates and that exceed threshold amounts specified in each agreement.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Discontinued Operations
In February 2006, we entered into a definitive agreement to sell ELI. We anticipate the recognition of a pre-tax gain on the sale of ELI of approximately $130.0 million. ELI had revenues of $159.2 million and operating income of $21.5 million for the year ended December 31, 2005. At December 31, 2005, ELI’s net assets totaled $116.4 million.

On March 15, 2005, we completed the sale of Conference Call USA, LLC (CCUSA) for $43.6 million in cash, subject to adjustments under the terms of the agreement. The pre-tax gain on the sale of CCUSA was $14.1 million. Our after-tax gain was $1.2 million. The book income taxes recorded upon sale are primarily attributable to a low tax basis in the assets sold.

Rural Telephone Bank
In August 2005, the Board of Directors of the Rural Telephone Bank (RTB) voted to dissolve the bank. In November 2005, the Administration approved the appropriate provisions in the 2006 federal budget necessary for dissolution of the RTB. We expect to receive during the second quarter of 2006 approximately $64.6 million in cash from the dissolution of the RTB, which would result in a pre-tax gain of approximately $62.0 million when we receive the cash.

Critical Accounting Policies and Estimates
We review all significant estimates affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustment prior to their publication. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, it is possible that actual results could differ from those estimates and changes to estimates could occur in the near term. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and judgments are used when accounting for allowance for doubtful accounts, impairment of long-lived assets, intangible assets, depreciation and amortization, employee benefit plans, income taxes, contingencies, and pension and postretirement benefits expenses among others.

Telecommunications Bankruptcies
Our estimate of anticipated losses related to telecommunications bankruptcies is a “critical accounting estimate.” We have significant on-going normal course business relationships with many telecom providers, some of which have filed for bankruptcy. We generally reserve approximately 95% of the net outstanding pre-bankruptcy balances owed to us and believe that our estimate of the net realizable value of the amounts owed to us by bankrupt entities is appropriate. In 2005 and 2004, we had no “critical estimates” related to telecommunications bankruptcies.

Asset Impairment
In 2005 and 2004, we had no “critical estimates” related to asset impairments.

Depreciation and Amortization
The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and identifiable intangible assets. An independent study of the estimated useful lives of our plant assets was completed in 2005. We adopted the lives proposed in that study effective October 1, 2005.

Intangibles
Our indefinite lived intangibles consist of goodwill and trade name, which resulted from the purchase of ILEC properties. We test for impairment of these assets annually, or more frequently, as circumstances warrant. All of our ILEC properties share similar economic characteristics and as a result, our reporting unit is the ILEC segment. In determining fair value of goodwill during 2005 we compared the net book value of the ILEC assets to trading values of our publicly traded common stock. Additionally, we utilized a range of prices to gauge sensitivity. Our test determined that fair value exceeded book value of goodwill. An independent third party appraiser analyzed trade name.

Pension and Other Postretirement Benefits
Our estimates of pension expense, other post retirement benefits including retiree medical benefits and related liabilities are “critical accounting estimates.” We sponsor a noncontributory defined benefit pension plan covering a significant number of our employees and other post retirement benefit plans that provide medical, dental, life insurance benefits and other benefits for covered retired employees and their beneficiaries and covered dependents. The accounting results for pension and post retirement benefit costs and obligations are dependent upon various actuarial assumptions applied in the determination of such amounts. These actuarial assumptions include the following: discount rates, expected long-term rate of return on plan assets, future compensation increases, employee turnover, healthcare cost trend rates, expected retirement age, optional form of benefit and mortality. We review these assumptions for changes annually with its outside actuaries. We consider our discount rate and expected long-term rate of return on plan assets to be our most critical assumptions.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

The discount rate is used to value, on a present basis, our pension and post retirement benefit obligation as of the balance sheet date. The same rate is also used in the interest cost component of the pension and post retirement benefit cost determination for the following year. The measurement date used in the selection of our discount rate is the balance sheet date. Our discount rate assumption is determined annually with assistance from our actuaries based on the duration of our pension and postretirement benefit liabilities, the pattern of expected future benefit payments and the prevailing rates available on long-term, high quality corporate bonds that approximate the benefit obligation. In making this determination we consider, among other things, the yields on the Citigroup Pension Discount Curve and Bloomberg Finance. This rate can change from year-to-year based on market conditions that impact corporate bond yields. Our discount rate declined from 6.00% at year-end 2004 to 5.625% at year-end 2005.

The expected long-term rate of return on plan assets is applied in the determination of periodic pension and post retirement benefit cost as a reduction in the computation of the expense. In developing the expected long-term rate of return assumption, we considered published surveys of expected market returns, 10 and 20 year actual returns of various major indices, and our own historical 5-year and 10-year investment returns. The expected long-term rate of return on plan assets is based on an asset allocation assumption of 30% to 45% in fixed income securities, 45% to 55% in equity securities and 5% to 15% in alternative investments. We review our asset allocation at least annually and make changes when considered appropriate. In 2005, we did not change our expected long-term rate of return from the 8.25% used in 2004. Our pension plan assets are valued at actual market value as of the measurement date.

Accounting standards require that we record an additional minimum pension liability when the plan’s “accumulated benefit obligation” exceeds the fair market value of plan assets at the pension plan measurement (balance sheet) date. In the fourth quarter of 2004, mainly due to a decrease in the year-end discount rate, we recorded an additional minimum pension liability in the amount of $17.4 million with a corresponding charge to shareholders’ equity of $10.7 million, net of taxes of $6.7 million. In the fourth quarter of 2005, primarily due to another decrease in the year-end discount rate, we recorded an additional minimum pension liability in the amount of $36.4 million with a corresponding charge to shareholders’ equity of $22.5 million, net of taxes of $13.9 million. These adjustments did not impact our net income or cash flows.

Actual results that differ from our assumptions are added or subtracted to our balance of unrecognized actuarial gains and losses. For example, if the year-end discount rate used to value the plan’s projected benefit obligation decreases from the prior year-end then the plan’s actuarial loss will increase. If the discount rate increases from the prior year-end then the plan’s actuarial loss will decrease. Similarly, the difference generated from the plan’s actual asset performance as compared to expected performance would be included in the balance of unrecognized gains and losses.

The impact of the balance of accumulated actuarial gains and losses are recognized in the computation of pension cost only to the extent this balance exceeds 10% of the greater of the plan’s projected benefit obligation or market value of plan assets. If this occurs, that portion of gain or loss that is in excess of 10% is amortized over the estimated future service period of plan participants as a component of pension cost. The level of amortization is affected each year by the change in actuarial gains and losses and could potentially be eliminated if the gain/loss activity reduces the net accumulated gain/loss balance to a level below the 10% threshold.

We expect that our pension and other postretirement benefit expenses for 2006 will be $15.0 million to $18.0 million (they were $19.0 million in 2005) and that no contribution will be required to be made by us to the pension plan in 2006. No contribution was made to our pension plan during 2005.

Income Taxes
Our effective tax rate is below statutory rate levels as a result of the completion of audits with federal and state taxing authorities and changes in the structure of certain of our subsidiaries.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors and our Audit Committee has reviewed our disclosures relating to them.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

New Accounting Pronouncements

Accounting for Asset Retirement Obligations
In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 applies to fiscal years beginning after June 15, 2002, and addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We adopted SFAS No. 143 effective January 1, 2003. The standard applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development or normal use of the assets and requires that a legal liability for an asset retirement obligation be recognized when incurred, recorded at fair value and classified as a liability in the balance sheet. When the liability is initially recorded, the entity will capitalize the cost and increase the carrying value of the related long-lived asset. The liability is then accreted to its present value each period and the capitalized cost is depreciated over the estimated useful life of the related asset. At the settlement date, we will settle the obligation for our recorded amount or recognize a gain or loss upon settlement.

Depreciation expense for our wireline operations had historically included an additional provision for cost of removal. Effective with the adoption of SFAS No. 143, on January 1, 2003, the Company ceased recognition of the cost of removal provision in depreciation expense and eliminated the cumulative cost of removal included in accumulated depreciation, as the Company has no legal obligation to remove certain long-lived assets. The cumulative effect of retroactively applying these changes to periods prior to January 1, 2003, resulted in an after tax non-cash gain of approximately $65.8 million recognized in 2003.

Stock-Based Compensation
In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. This statement is effective for fiscal years ending after December 15, 2002. We have adopted the expanded disclosure requirements of SFAS No. 148.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R). SFAS No. 123R requires that stock-based employee compensation be recorded as a charge to earnings. In April 2005, the Securities and Exchange Commission required adoption of SFAS No. 123R for annual periods beginning after June 15, 2005. Accordingly, we will adopt SFAS No. 123R commencing January 1, 2006 and expect to recognize approximately $2.8 million of expense related to the non-vested portion of previously granted stock options for the year ended December 31, 2006.

Variable Interest Entities
In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) (FIN 46R), “Consolidation of Variable Interest Entities,” which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which was issued in January 2003. We are required to apply FIN 46R to variable interests in variable interest entities, or VIEs, created after December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. We reviewed all of our investments and determined that the Trust Convertible Preferred Securities (EPPICS), issued by our consolidated wholly-owned subsidiary, Citizens Utilities Trust and the related Citizens Utilities Capital L.P., were our only VIEs. Except as described in Note 15, the adoption of FIN 46R on January 1, 2004 did not have a material impact on our financial position or results of operations.

Investments
In March 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1) which provides new guidance for assessing impairment losses on debt and equity investments. Additionally, EITF 03-1 includes new disclosure requirements for investments that are deemed not to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective and were adopted for our year ended December 31, 2004. Although we have no material investments at the present time, we will evaluate the effect, if any, of EITF 03-1 when final guidance is released.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Exchanges of Productive Assets
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of certain non-monetary assets (except for certain exchanges of products or property held for sale in the ordinary course of business). The Statement requires that non-monetary exchanges be accounted for at the fair value of the assets exchanged, with gains or losses being recognized, if the fair value is determinable within reasonable limits and the transaction has commercial substance. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of the new standard to have a material impact on our financial position, results of operations and cash flows.

Accounting for Conditional Asset Retirement Obligations
In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB No. 143. FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Although a liability exists for the removal of poles and asbestos, sufficient information is not available currently to estimate our liability, as the range of time over which we may settle theses obligations is unknown or cannot be reasonably estimated. The adoption of FIN 47 during the fourth quarter of 2005 had no impact on our financial position or results of operations.

Accounting Changes and Error Corrections
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 changes the accounting for, and reporting of, a change in accounting principle. SFAS No. 154 requires retrospective application to prior period’s financial statements of voluntary changes in accounting principle, and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Partnerships
In June 2005, the FASB issued EITF No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which provides new guidance on how general partners in a limited partnership should determine whether they control a limited partnership. EITF No. 04-5 is effective for fiscal periods beginning after December 15, 2005.

The Company has applied the provisions of EITF No. 04-5 retrospectively and consolidated the Mohave Cellular Limited Partnership (Mohave).  As a result, we have consolidated Mohave for all periods presented.

(b) Results of Operations

REVENUE

Revenue is generated primarily through the provision of local, network access, long distance and data services. Such services are provided under either a monthly recurring fee or based on usage at a tariffed rate and is not dependent upon significant judgments by management, with the exception of a determination of a provision for uncollectible amounts.

Consolidated revenue decreased $5.3 million in 2005. The decrease in 2005 is primarily due to a $9.7 million decrease resulting from the sale in 2004 of our electric utility property, partially offset by an increase of $4.4 million in ILEC.

Consolidated revenue decreased $246.2 million, or 11% in 2004. The decrease in 2004 was primarily due to $228.9 million of decreased gas and electric revenue primarily due to the disposition of our Arizona gas and electric operations, The Gas Company in Hawaii and our Vermont electric division and $17.3 million of decreased telecommunications revenue.

Consolidated revenue decreased $213.9 million, or 9% in 2003. The decrease in 2003 was primarily due to $192.7 million of decreased gas and electric revenue primarily due to the disposition of our Arizona gas and electric operations and The Gas Company in Hawaii division and $21.1 million of decreased telecommunications revenue.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

In February 2006, we entered into a definitive agreement to sell ELI to Integra. As a result, we have reclassified ELI’s results of operations as discontinued operations in our consolidated financial statements and have recast prior periods presented.

In June 2005, the FASB issued EITF No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which provides new guidance on how general partners in a limited partnership should determine whether they control a limited partnership. EITF No. 04-5 is effective for fiscal periods beginning after December 15, 2005.

The Company has applied the provisions of EITF No. 04-5 retrospectively and consolidated the Mohave Cellular Limited Partnership (Mohave). As a result, we have consolidated Mohave for all periods presented.

On March 15, 2005, we completed the sale of our conferencing service business, CCUSA. As a result of the sale, we have classified CCUSA’s results of operations as discontinued operations in our consolidated statement of operations and restated prior periods.

On April 1, 2003, we sold approximately 11,000 telephone access lines in North Dakota. The revenues related to these access lines totaled $1.9 million for the year ended December 31, 2003.

Change in the number of our access lines is important to our revenue and profitability. We have lost access lines primarily because of competition, changing consumer behavior, economic conditions, changing technology, and by some customers disconnecting second lines when they add high-speed internet or cable modem service. We lost approximately 102,000 access lines during 2005, but added approximately 99,000 high-speed internet subscribers during this same period. The loss of lines during 2005 was primarily among residential customers. The non-residential line losses were principally in Rochester, New York, while the residential losses were throughout our markets. We expect to continue to lose access lines but to increase high-speed internet subscribers during 2006. A continued loss of access lines, combined with increased competition and the other factors discussed in MD&A, may cause our revenues, profitability and cash flows to decrease in 2006.

TELECOMMUNICATIONS REVENUE

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Local services	$829,685	$(21,392)	-3%	$851,077	$(7,869)	-1%	$858,946
Access services	621,926	(10,549)	-2%	632,475	(33,599)	-5%	666,074
Long distance services	169,496	(14,127)	-8%	183,623	(15,759)	-8%	199,382
Data and internet services	175,026	36,795	27%	138,231	30,779	29%	107,452
Directory services	113,092	2,469	2%	110,623	3,689	3%	106,934
Other	107,816	11,202	12%	96,614	5,455	6%	91,159
ILEC revenue	$2,017,041	$4,398	0%	$2,012,643	$(17,304)	-1%	$2,029,947

Local Services
Local services revenue for the year ended December 31, 2005 decreased $21.4 million or 3%, as compared with the prior year. This decline is comprised of $18.8 million related to the continued loss of access lines and $4.0 million related to a reserve associated with state rate of return limitations on earnings. Enhanced services revenue increased $5.9 million, as compared with the prior year, primarily due to sales of additional product packages. Economic conditions or increasing competition could make it more difficult to sell our packages and bundles and cause us to lower our prices for those products and services, which would adversely affect our revenues and profitability and cash flow.

Local services revenue for the year ended December 31, 2004 decreased $7.9 million or 1%, as compared with the prior year. Local revenue decreased $18.0 million primarily due to $4.7 million related to continued losses of access lines, $2.2 million as a result of refunds to customers because of state earnings limitations, the termination of an operator services contract of $3.4 million, $3.5 million in decreased local measured service revenue and a decline of $2.0 million in certain business services revenue. Enhanced services revenue increased $10.1 million, primarily due to sales of additional product packages. Economic conditions or increasing competition could make it more difficult to sell our packages and bundles and cause us to lower our prices for those products and services, which would adversely affect our revenues and profitability and cash flow.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Access Services
Access services revenue for the year ended December 31, 2005 decreased $10.5 million or 2%, as compared with the prior year. Switched access revenue decreased $9.7 million, as compared with the prior year period, primarily due to a decline in minutes of use. Access service revenue includes subsidy payments we receive from federal and state agencies. Subsidy revenue decreased $15.9 million primarily due to decreased Universal Service Fund (USF) support of $19.2 million because of increases in the national average cost per loop (NACPL) and a decrease of $2.0 million related to changes in measured factors, partially offset by an increase of $6.4 million in USF surcharge rates. Special access revenue increased $15.0 million primarily due to growth in high-capacity circuits.

Access services revenue for the year ended December 31, 2004 decreased $33.6 million or 5%, as compared with the prior year. Switched access revenue decreased $20.1 million primarily due to $8.3 million attributable to a decline in minutes of use, the $7.4 million effect of federally mandated access rate reductions and $2.7 million associated with state intrastate access rate reductions. Subsidies revenue decreased $12.8 million primarily due to an $8.3 million decline in federal USF support because of increases in the NACPL, including a $3.5 million accrual recorded during the third quarter of 2004 for mistakes made during 2002 and 2003 by the agency that calculates subsidy payments and true-ups related to 2002. The decreases were partially offset by an increase in USF surcharge revenue of $2.1 million resulting from a rate increase.

Increases in the number of competitive communications companies (including wireless companies) receiving federal subsidies may lead to further increases in the NACPL, thereby resulting in further decreases in our subsidy revenue in the future. The FCC and state regulators are currently considering a number of proposals for changing the manner in which eligibility for federal subsidies is determined as well as the amounts of such subsidies. The FCC is also reviewing the mechanism by which subsidies are funded. We cannot predict when or how these matters will be decided nor the effect on our subsidy revenues. Future reductions in our subsidy and access revenues are not expected to be accompanied by proportional decreases in our costs, so any further reductions in those revenues will directly affect our profitability and cash flow.

Long Distance Services
Long distance services revenue for the year ended December 31, 2005 decreased $14.1 million or 8%, as compared with the prior year primarily due to a decline in the average rates we bill for long distance services. We have actively marketed packages of long distance minutes particularly with our bundled service offerings. The sale of packaged minutes has resulted in an increase in minutes used by our long distance customers and has had the effect of lowering our overall average rate per minute billed. Our long distance revenues may continue to decrease in the future due to lower rates and/or minutes of use. Competing services such as wireless, VOIP, and cable telephony are resulting in a loss of customers, minutes of use and further declines in the rates we charge our customers. We expect these factors will continue to adversely affect our long distance revenues during the remainder of 2006.

Long distance services revenue for the year ended December 31, 2004 decreased $15.8 million or 8%, as compared with the prior year primarily due to a decline in the average rate per minute. Our long distance minutes of use increased during 2004. We have actively marketed packages of long distance minutes particularly with our bundles service offerings. The sale of packaged minutes has resulted in an increase in minutes used by our long distance customers and has had the effect of lowering our overall average rate per minute billed. Our long distance revenues may continue to decrease in the future due to lower rates and/or minutes of use. Competing services such as wireless, VOIP, and cable telephony are resulting in a loss of customers, minutes of use and further declines in the rates we charge our customers. We expect these factors will continue to adversely affect our long distance revenues during the remainder of 2006.

Data and Internet Services
Data and internet services revenue for the years ended December 31, 2005 and 2004 increased $36.8 million, or 27%, and $30.8 million, or 29%, respectively, as compared with the prior year primarily due to growth in data and high-speed internet services.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Directory Services
Directory revenue for the years ended December 31, 2005 and 2004 increased $2.5 million, or 2%, and $3.7 million, or 3%, respectively, as compared with the prior year due to growth in yellow pages advertising.

Other
Other revenue for the year ended December 31, 2005 increased $11.2 million, or 12%, compared with the prior year primarily due to a $4.8 million decrease in bad debt expense, a $4.1 million increase in cellular revenue and a $1.8 million increase related to sales of television service.

Other revenue for the year ended December 31, 2004 increased $5.5 million or 6%, as compared with the prior year primarily due to a $4.1 million carrier dispute settlement, a decline in bad debt expense of $3.2 million, an increase in service activation revenue of $2.5 million, and an increase of $1.1 million in cellular revenue. The increases were partially offset by decreases of $3.6 million in sales of customer premise equipment (CPE) and $1.5 million in call center services revenue.

GAS AND ELECTRIC REVENUE

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Gas revenue	$-	$-	0%	$-	$(137,686)	-100%	$137,686
Electric revenue	$-	$(9,735)	-100%	$9,735	$(91,193)	-90%	$100,928

Gas revenue
We did not have any gas operations in the years ended December 31, 2005 and 2004.

Electric revenue
Electric revenue for the year ended December 31, 2005 decreased $9.7 million as compared with the prior year due to the sale of our Vermont electric division on April 1, 2004. Electric revenue for the year ended December 31, 2004 decreased $91.2 million, or 90%, as compared with the prior year. We have sold all of our electric operations and as a result will have no operating results in future periods for these businesses.

COST OF SERVICES

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Network access	$156,822	$1,431	1%	$155,391	$(21,588)	-12%	$176,979
Gas purchased	-	-	0%	-	(82,311)	-100%	82,311
Electric energy and fuel oil purchased	-	(5,523)	-100%	5,523	(58,308)	-91%	63,831
	$156,822	$(4,092)	-3%	$160,914	$(162,207)	-50%	$323,121

Network access
Network access expenses for the year ended December 31, 2005 increased $1.4 million, or 1%, as compared with the prior year primarily due to increased costs in circuit expense due to more data traffic associated with increased high-speed internet customers and greater long distance minutes of use in the Frontier sector. As we continue to increase our sales of data products such as high-speed internet and expand the availability of our unlimited long distance calling plans, our network access expense is likely to increase.

Network access expenses for the year ended December 31, 2004 decreased $21.6 million, or 12%, as compared with the prior year primarily due to decreased costs in long distance access expense related to rate changes partially offset by increased circuit expense associated with additional high-speed internet customers.

Gas purchased
We did not have any gas operations in the years ended December 31, 2005 and 2004.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Electric energy and fuel oil purchased
Electric energy and fuel oil purchased for the year ended December 31, 2005 decreased $5.5 million as compared with the prior year due to the sale of our Vermont electric division on April 1, 2004. Electric energy and fuel oil purchased for the year ended December 31, 2004 decreased $58.3 million, or 91%, as compared with the prior year. We have sold all of our electric operations and as a result will have no operating results in future periods for these businesses.

OTHER OPERATING EXPENSES

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Operating expenses	$573,125	$(11,586)	-2%	$584,711	$(52,359)	-8%	$637,070
Taxes other than income taxes	91,787	181	0%	91,606	(6,138)	-6%	97,744
Sales and marketing	86,135	1,302	2%	84,833	4,292	5%	80,541
	$751,047	$(10,103)	-1%	$761,150	$(54,205)	-7%	$815,355

Operating Expenses
Operating expenses for the year ended December 31, 2005 decreased $11.6 million, or 2%, as compared with the prior year primarily due to lower billing expenses as a result of the conversion of one of our billing systems in 2004 partially offset by rate increases for federal USF mandated contributions and annual fees to regulatory agencies. We routinely review our operations, personnel and facilities to achieve greater efficiencies. These reviews may result in reductions in personnel and an increase in severance costs. As a result of early retirement being offered to certain of our employees during the first quarter of 2006 we expect to recognize $3.5 million to $4.0 million of severance costs in the first quarter of 2006.

Operating expenses for the year ended December 31, 2004 decreased $52.4 million, or 8%, as compared with the prior year primarily due to decreased operating expenses in the public services sector due to the sales of our utilities and increased operating efficiencies and a reduction of personnel in our communications business.

Operating expenses in 2004 include $4.2 million of expenses attributable to our efforts to comply with the internal control requirements of the Sarbanes-Oxley Act of 2002.

Included in operating expenses is stock compensation expense. Stock compensation expense was $8.4 million and $11.0 million for the years ended December 31, 2005 and 2004, respectively. In 2006, we expect to begin expensing the cost of the unvested portion of outstanding stock options pursuant to SFAS No. 123R. We expect to recognize approximately $2.8 million of stock option expense related to the non-vested portion of previously granted stock options for the year ended December 31, 2006.

Included in operating expenses is pension and other postretirement benefit expenses. In future periods, if the value of our pension assets decline and/or projected benefit costs increase, we may have increased pension expenses. Based on current assumptions and plan asset values, we estimate that our pension and other postretirement benefit expenses will decrease from $19.0 million in 2005 to approximately $15.0 million to $18.0 million in 2006 and that no contribution will be required to be made by us to the pension plan in 2006. No contribution was made to our pension plan during 2005.

Taxes Other than Income Taxes
Taxes other than income taxes for the year ended December 31, 2004 decreased $6.1 million, or 6%, as compared with the prior year primarily due to decreased property taxes in the public services sector of $11.6 million due to the sales of our utilities and lower gross receipts taxes of $3.7 million in the Frontier sector that were partially offset by higher payroll, property and franchise taxes of $9.7 million.

Sales and Marketing
Sales and marketing expenses for the year ended December 31, 2005 increased $1.3 million, or 2%, as compared with the prior year primarily due to increased marketing and advertising in an increasingly competitive environment and the launch of new products. As our markets become more competitive and we launch new products, we expect that our marketing costs will increase.

Sales and marketing expenses for the year ended December 31, 2004 increased $4.3 million, or 5%, as compared with the prior year primarily due to increased costs in the Frontier sector.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

DEPRECIATION AND AMORTIZATION EXPENSE

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Depreciation expense	$393,826	$(29,035)	-7%	$422,861	$(22,314)	-5%	$445,175
Amortization expense	126,378	(142)	0%	126,520	(318)	0%	126,838
	$520,204	$(29,177)	-5%	$549,381	$(22,632)	-4%	$572,013

Depreciation expense for the years ended December 31, 2005 and 2004 decreased $29.0 million, or 7%, and $22.3 million, or 5%, respectively, as compared with the prior years due to a declining asset base. Effective with the completion of an independent study of the estimated useful lives of our plant assets we adopted new lives beginning October 1, 2005. Based on the study and our planned capital expenditures, we expect that our depreciation expense will decline in 2006 by approximately 12.5% compared to 2005. The decline is principally the result of extending the remaining useful lives of our copper facilities from approximately 16 years to a range of 26 to 30 years.

RESERVE FOR TELECOMMUNICATIONS BANKRUPTCIES / RESTRUCTURING AND OTHER EXPENSES /
MANAGEMENT SUCCESSION AND STRATEGIC ALTERNATIVES EXPENSES

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Reserve for (recovery of) telecommunications bankruptcies	$-	$-	0%	$-	$4,377	100%	$(4,377)
Restructuring and other expenses	$-	$-	0%	$-	$(9,687)	-100%	$9,687
Management succession and strategic alternatives expenses	$-	$(90,632)	-100%	$90,632	$90,632	100%	$-

On July 11, 2004, our Board of Directors announced that it completed its review of our financial and strategic alternatives. In 2004, we expensed $90.6 million of costs related to management succession and our exploration of financial and strategic alternatives. Included are $36.6 million of non-cash expenses for the acceleration of stock benefits, cash expenses of $19.2 million for advisory fees, $19.3 million for severance and retention arrangements and $15.5 million primarily for tax reimbursements.

During the fourth quarter of 2003, an agreement with WorldCom/MCI was approved by the bankruptcy court settling all pre-bankruptcy petition obligations and receivables. This settlement resulted in reduction to our reserve of approximately $6.6 million in the fourth quarter of 2003. During the second quarter of 2003, we reserved approximately $2.3 million of trade receivables with Touch America as a result of Touch America’s filing for bankruptcy. These receivables were generated as a result of providing ordinary course telecommunication services. If other telecommunications companies file for bankruptcy, we may have additional significant reserves in future periods.

Restructuring and other expenses for 2003 primarily consisted of severance expenses related to reductions in personnel at our telecommunications operations and the write-off of software no longer used.

LOSS ON IMPAIRMENT

($ in thousands)	2003
Amount
Loss on impairment	$15,300

During the third and fourth quarters of 2003, we recognized additional pre-tax impairment losses of $4.0 million and $11.3 million related to our Vermont property to write down assets to be sold to our best estimate of their net realizable value upon sale.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

INVESTMENT AND OTHER INCOME (LOSS), NET / INTEREST EXPENSE /
INCOME TAX EXPENSE (BENEFIT)

($ in thousands)	2005			2004			2003
	Amount	$ Change	% Change	Amount	$ Change	% Change	Amount
Investment income	$14,340	$(18,426)	-56%	$32,766	$24,197	282%	$8,569
Other income (loss), net	$(1,361)	$52,104	97%	$(53,465)	$(28,229)	-112%	$(25,236)
Interest expense	$338,735	$(39,556)	-10%	$378,291	$(29,576)	-7%	$407,867
Income tax expense	$75,270	$71,023	1672%	$4,247	$(30,592)	-88%	$34,839

Investment Income
Investment income for the year ended December 31, 2005 decreased $18.4 million, or 56%, as compared with the prior year primarily due to the sale in 2004 of our investments in D & E Communications, Inc. (D & E) and Hungarian Telephone and Cable Corp. (HTCC), partially offset by higher income in 2005 from short-term investments.

Investment income for the year ended December 31, 2004 increased $24.2 million as compared with the prior year primarily due to the sale of our investments in D & E and HTCC and higher income from short-term investments.

Other Income (Loss), net
Other income, net for the year ended December 31, 2005 increased $52.1 million, or 97%, as compared to prior year. The increase is primarily due to a pre-tax loss from the early extinguishment of debt of $66.5 million in 2004 and a net loss on sales of assets of $1.9 million, which is primarily attributable to the loss on the sale of our corporate aircraft, partially offset by $25.3 million in income from the expiration of certain retained liabilities at less than face value, which are associated with customer advances for construction from our disposed water properties. In addition, during 2005 $7.0 million was reserved in the fourth quarter in connection with a lawsuit, and during the second quarter we incurred a $3.2 million loss on the exchange of debt, partially offset by gains on our forward rate agreements.

Other loss, net for the year ended December 31, 2004 increased $28.2 million as compared to prior year primarily due to a pre-tax loss from the early extinguishment of debt of $66.5 million in 2004, partially offset in 2004 by $25.3 million in income from the expiration of certain retained liabilities at less than face value, which are associated with customer advances for construction from our disposed water properties and a net loss on sales of assets in 2004 of $1.9 million, which is primarily attributable to the loss on the sale of our corporate aircraft, compared to a net loss on sales of assets in 2003 of $20.5 million.

Interest Expense
Interest expense for the year ended December 31, 2005 decreased $39.6 million, or 10%, as compared with the prior year primarily due to the retirement and refinancing of debt. Our composite average borrowing rate for the year ended December 31, 2005 as compared with the prior year was 2 basis points lower, decreasing from 7.96% to 7.94%.

Interest expense for the year ended December 31, 2004 decreased $29.6 million, or 7%, as compared with the prior year primarily due to the retirement of debt. Our composite average borrowing rate for the year ended December 31, 2004 as compared with the prior year was 11 basis points lower, decreasing from 8.07% to 7.96%.

Income Taxes
Income taxes for the year ended December 31, 2005 increased $71.0 million, as compared with the prior year primarily due to changes in taxable income and the effective tax rate. The effective tax rate for 2005 was 28.6% as compared with 6.9% for 2004. Our effective tax rate was below statutory rates in both years as a result of the completion of audits with federal and state taxing authorities and changes in the structure of certain of our subsidiaries.

Income taxes for the year ended December 31, 2004 decreased $30.6 million, or 88%, as compared with the prior year primarily due to changes in taxable income (loss). The effective tax rate for 2004 was 6.9% as compared with an effective tax rate of 30.9% for 2003.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

($ in thousands)	2003
Amount
Cumulative effect of change in accounting principle	$65,769

During the first quarter of 2003, as a result of our adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” we recognized an after tax non-cash gain of approximately $65.8 million.

DISCONTINUED OPERATIONS

($ in thousands)	2005	2004	2003
	Amount	Amount	Amount
Revenue	$163,768	$180,588	$186,153
Operating income	$22,969	$24,809	$21,481
Income taxes	$9,519	$9,132	$32,377
Net income	$13,266	$15,086	$50,204
Gain on disposal of CCUSA, net of tax	$1,167	$-	$-

In February 2006, we entered into a definitive agreement to sell ELI, our CLEC business, to Integra Telecom Holdings, Inc. (Integra), for $247.0 million, including $243.0 million in cash plus the assumption of approximately $4.0 million in capital lease obligations, subject to customary adjustments under the terms of the agreement. This transaction closed on July 31, 2006.

On March 15, 2005, we completed the sale of CCUSA for $43.6 million in cash. The pre-tax gain on the sale of CCUSA was $14.1 million. Our after-tax gain was $1.2 million. The book income taxes recorded upon sale are primarily attributable to a low tax basis in the assets sold.